Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Announces Conversion of Malvern Federal Savings Bank

To a National Bank Charter Under the Name

“Malvern Bank, National Association”

PAOLI, Pa., February 9, 2018 (GLOBE NEWSWIRE) -- Malvern Bancorp, Inc. (Nasdaq:MLVF) (the “Company”), parent company of Malvern Federal Savings Bank (the “Bank” or “Malvern”), today announced that the Bank has received the necessary regulatory approvals from the Office of the Comptroller of the Currency to convert from a federal savings bank charter to a national bank charter, and that the Company has received the necessary regulatory approvals from the Federal Reserve to convert from a savings and loan holding company to a bank holding company. The conversion of the Bank to a national bank charter, and the conversion of the Company to a bank holding company, will become effective at the opening of business on Monday, February 12, 2018. At such time, the Bank will operate as a national bank and its name will change to “Malvern Bank, National Association”, and the Company will be a registered bank holding company.

As part of this initiative, Malvern will re-introduce its brand in advertising, marketing materials, and branch signage, as well as on its website and social media presence. The Bank’s tagline, “Beyond your Expectations,” remains a staple of the new brand and continues to reflect Malvern’s commitment to personal service and flexible financial solutions.

In making this announcement, Anthony C. Weagley, President and CEO of the Company and the Bank, said, “We believe that our conversion to a national bank charter will better align with our current business plan, model and strategy. This conversion provides us the flexibility we need but also keeps our name in line with our 131-year company legacy.”

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank (which, following the conversion to be effective as of February 12, 2018, will be named “Malvern Bank, National Association”). The Bank, which is presently a FDIC-insured federal savings bank (and which, following the conversion, will be a federally-chartered national bank), was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also recently announced new representative offices in Palm Beach Florida and Montchanin, Delaware. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Bel Rock Capital’s services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com .
For information regarding the Bank, please visit our web site at http://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.